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Exhibit 99

                                                               PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
               EARNINGS FOR SECOND QUARTER OF FISCAL 2005

Red Bank, N.J. May 12, 2005 -- North European Oil Royalty Trust (NYSE-NRT) reported that net royalty income for the second fiscal quarter ended
April 30, 2005 increased by 59% to $6,137,395 compared to the prior year's equivalent period. This level of income permitted a distribution of 69 cents per unit payable on May 25, 2005.

John R. Van Kirk, Managing Director, reported that as part of their reconciliation process, the operating companies (German subsidiaries of ExxonMobil and the Royal Dutch/Shell Group) generally make adjustments for under or overpayments of the prior calendar year's royalties during the Trust's second fiscal quarter. For the quarter just ended, this adjustment accounted for 7 cents out of the total distribution of 69 cents per unit. Excluding the impact of the positive royalty adjustment, royalties paid to the Trust based on actual Oldenburg gas sales during the quarter just ended increased 34.6% from $4,115,697 to $5,538,626. A combination of higher gas prices and higher exchange rates along with a slight increase in gas sales from western Oldenburg more than offset the overall decline in gas sales and resulted in the increase in the distribution payable.

For the quarter just ended the average price of gas sold under the higher royalty rate agreement covering western Oldenburg increased 21.3% from
1.2583 Eurocents/Kwh ("Ecents/Kwh") to 1.5258 Ecents/Kwh. For the same period, the average price of gas sold under the lower royalty rate area covering the entire concession increased 26.7% from 1.2646 Ecents/Kwh to
1.6018 Ecents/Kwh. Based on the transfers of royalties from Germany to the U.S. during the quarter, the average value of the Euro increased 7.3% from $1.2127 to $1.3009. Gas sales under the higher royalty rate agreement covering western Oldenburg increased 2.1% to 17.639 billion cubic feet ("Bcf") compared to the second quarter of fiscal 2004. Overall gas sales covered by the lower royalty rate agreement declined 5.1% to 43.045 Bcf in comparison for the same period. Compared to the prior year, Trust expenses for the second quarter of fiscal 2005 were lower primarily due to the timing of the payment of the NYSE listing fees.

                     NORTH EUROPEAN OIL ROYALTY TRUST

Quarter Ended                     4/30/05                  4/30/04

German Royalties Received      $ 6,332,292              $ 4,075,008
Net Income                       6,137,395                3,858,689
Net Income Per Unit               $ 0.69                   $ 0.43
Distribution Per Unit               0.69                     0.43


Nine Months Ended                 4/30/05                  4/30/04

German Royalties Received      $11,487,103              $ 8,435,738
Net Income                      10,972,509                7,992,802
Net Income Per Unit               $ 1.23                   $ 0.89
Distribution Per Unit               1.23                     0.89


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Contact --  John H. Van Kirk, Managing Trustee, or John R. Van Kirk,
Managing Director, telephone:  (732) 741-4008, e-mail: neort@aol.com.
Website: www.neort.com.